SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): December 5, 2005
      -------------------------------------------------------------------
                                                       (December 5, 2005)


                             TrustCo Bank Corp NY
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)


                                   New York
                ----------------------------------------------
                (State or other jurisdiction of incorporation)


         0-10592                                   14-1630287
------------------------                ---------------------------------
(Commission File Number)                (IRS Employer Identification No.)


                 5 Sarnowski Drive, Glenville, New York  12302
             ---------------------------------------------------
             (Address of principal executive offices)  (Zip Code)


      Registrant's telephone number, including area code: (518) 377-3311
                                                          --------------

TrustCo Bank Corp NY


Item 8.01.  Other Events

            A tender offer document was issued on December 5, 2005 to all shareholders of record of Ballston Spa Bancorp Inc. (OTC Bulletin Board "BSPA") detailing the tender offer to purchase all of the outstanding shares of Ballston Spa Bancorp Inc. Attached is the tender offer document labeled as exhibit 99(a).


Item 9.01.  Financial Statements & Exhibits

            (c) Exhibits

            Reg S-K Exhibit No.                 Description
            -------------------                 -----------
                  99(a) Tender offer document dated December 5, 2005 describing the terms of the offer to purchase all of the outstanding shares of Ballston Spa Bancorp Inc. (OTC Bulletin Board "BSPA").

                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 5, 2005

                                 TrustCo Bank Corp NY
                                 (Registrant)




                                  By: /s/ Robert T. Cushing
                                      ----------------------------
                                      Robert T. Cushing
                                      Executive Vice President and
                                      Chief Financial Officer

                                Exhibits Index

The following exhibits are filed herewith:

Reg S-K Exhibit No.     Description                                    Page
------------------      ----------------------------                  ------
      99(a)             Tender offer document dated                   5 - 31
                        December 5, 2005 describing the
                        terms of the offer to purchase all of the outstanding shares of Ballston Spa
                        Bancorp Inc. (OTC Bulletin Board
                        "BSPA").

                                                                Exhibit 99(a)

TRUSTCO
Bank Corp NY                                                     News Release
-----------------------------------------------------------------------------
5 Sarnowski Drive, Glenville, New York, 12302
(518) 377-3311   Fax: (518) 381-3668

Subsidiary:      Trustco Bank                                   NASDAQ - TRST

                 Robert M. Leonard
                 Administrative Vice President
                 518-381-3693

FOR IMMEDIATE RELEASE:

                          Offer to Purchase for Cash

                    All Outstanding Shares of Common Stock
                                      of
                          BALLSTON SPA BANCORP, INC.
                                     for
                             $45.50 Net per Share
                                   made by

                                   [LOGO]
                                   TRUSTCO
                                   Bank Corp NY


         The Offer and withdrawal rights will expire at 5:00 p.m., New York time, on Monday, January 9, 2006, unless the Offer is extended.

-----------------------------------------------------------------------------

         TrustCo Bank Corp NY, Glenville, New York ("TrustCo"), is offering to acquire each share of Ballston Spa Bancorp, Inc., Ballston Spa, New York ("Ballston Spa"), common stock held by you for $45.50 net to the seller in cash. The purpose of this Offer is for TrustCo to acquire control of, and ultimately the entire common stock equity interest in, Ballston Spa. TrustCo intends, as soon as possible after consummation of this Offer, to have Ballston Spa consummate a merger with TrustCo or a wholly owned subsidiary of TrustCo in which each outstanding share of common stock of Ballston Spa (except for treasury shares and shares of Ballston Spa common stock beneficially owned directly or indirectly by TrustCo for its own account, including those acquired pursuant to this Offer) would be converted into cash in the amount of $45.50 for each share of Ballston Spa common stock.

         TrustCo believes that its Offer represents an opportunity to enhance value for Ballston Spa stockholders by providing, among other things, a premium over the price levels at which TrustCo believes Ballston Spa common stock would be trading in the absence of the Offer. For example, the Offer represents an 11% premium over the $41.00 per share last reported closing price of Ballston Spa common stock before TrustCo announced this Offer, and a 42% premium over the $32.00 per share closing price of Ballston Spa common stock on September 30, 2005, the last day of the third quarter of 2005.

         If you tender your shares for cash, you will recognize a per share gain or loss equal to the difference between the $45.50 offer price and your income tax basis in the shares tendered pursuant to this Offer. See "THE OFFER--Material Federal Income Tax Consequences" for a more detailed discussion of federal income tax matters.

         Our obligation to purchase Ballston Spa common stock for cash is subject to the conditions listed under "THE OFFER--Certain Conditions of the Offer."

-----------------------------------------------------------------------------

         Questions and requests for assistance may be directed to the Information Agent for TrustCo's Offer:

                                   [LOGO]
                                 R&A REGAN &
                                 ASSOCIATES, INC.
           505 EIGHTH AVENUE - SUITE 800 * NEW YORK, NEW YORK 10018
                          TOLL FREE: (800) 737-3426


                 The date of this Offer is December 5, 2005.


                                                 TABLE OF CONTENTS


                                                                                                               Page

QUESTIONS AND ANSWERS ABOUT THE PROPOSED ACQUISITION..............................................................1

WHERE YOU CAN FIND MORE INFORMATION...............................................................................3

OFFER TO PURCHASE SUMMARY.........................................................................................4

         Information about TrustCo and Ballston Spa...............................................................4
         General Information about the Offer......................................................................4
         Reasons for the Offer....................................................................................4
         Terms and Conditions of the Offer........................................................................5

BACKGROUND OF THE OFFER...........................................................................................7

         Purpose of the Offer.....................................................................................7
         Past Contacts............................................................................................7
         Ballston Spa Capital Stock...............................................................................8
         Shares of Ballston Spa Common Stock Owned by TrustCo and Affiliates......................................9

THE OFFER........................................................................................................10

         General.................................................................................................10
         Extension, Termination and Amendment....................................................................11
         Acceptance and Payment for Ballston Spa Common Stock....................................................11
         Withdrawal Rights.......................................................................................12
         Procedure for Tendering Shares..........................................................................13
         Material Federal Income Tax Consequences................................................................15
         Effect of Offer on Market for Shares....................................................................16
         Certain Legal Matters...................................................................................17
         Certain Conditions of the Offer.........................................................................19
         Dividends and Distributions.............................................................................20
         Fees and Expenses.......................................................................................21
         Accounting Treatment....................................................................................21
         Source of Funds.........................................................................................21

TRUSTCO'S DIRECTORS AND EXECUTIVE OFFICERS.......................................................................22

MISCELLANEOUS....................................................................................................23


             QUESTIONS AND ANSWERS ABOUT THE PROPOSED ACQUISITION


Q:   What is TrustCo proposing?

A: We are proposing to purchase control of, and ultimately to own 100% of, Ballston Spa by first offering to purchase all outstanding shares of Ballston Spa common stock for cash. We intend, as soon as possible after completion of the Offer, to merge Ballston Spa with us or with a wholly owned subsidiary of us. As a result of the TrustCo-Ballston Spa merger, each share of Ballston Spa common stock that has not been purchased or accepted for purchase would be converted into the right to receive the same amount of cash as is paid in this Offer. We may delay completion of this Offer if the delay will allow us the legal flexibility to complete the TrustCo-Ballston Spa merger within a short time after completion of the Offer. We cannot, however, provide you with any assurances that there will not be any delays in completion of the TrustCo-Ballston Spa merger or that we will be able to complete the merger within a short period of time after completion of the Offer.


Q:   What will I receive in payment for my shares?

A: For each share of the common stock of Ballston Spa validly tendered by you, you will receive cash in the amount of $45.50.


Q:   Why should I participate in your Offer?

A: We believe that our Offer represents an immediate opportunity to enhance value for Ballston Spa stockholders by providing a significant premium over the price levels at which we believe Ballston Spa common stock would be trading in the absence of our Offer. For example, the Offer represents an 11% premium over the $41.00 per share last reported closing price of Ballston Spa common stock before TrustCo announced this Offer, and a 42% premium over the $32.00 per share closing price of Ballston Spa common stock on September 30, 2005, the last day of the third quarter of 2005.


Q:   How do I participate in your Offer?

A: To tender your shares of Ballston Spa common stock, you should do the following.

     * If you hold shares in your own name, complete and sign the enclosed Letter of Transmittal and return it with your stock certificate to Mellon Investors Services, LLC, the depositary for the Offer (the "Depositary"), at the address specified on the back cover page of this Offer to Purchase before the Expiration Date (as defined below) of the Offer.

     * If you hold your shares in "street name" through a broker, instruct your broker to tender your shares before the Expiration Date of the Offer.


Q: Will I continue to receive dividends and have voting rights with respect to Ballston Spa common stock that I tender to you?

A: Yes. Until we accept your shares of Ballston Spa common stock for purchase pursuant to our Offer, you will be entitled to receive any dividends paid on your tendered shares of Ballston Spa common stock, and you will continue to have the right to vote your tendered shares. Once we purchase the shares of Ballston Spa common stock tendered by you in the Offer and not withdrawn, you will no longer own Ballston Spa common stock and will no longer have any dividend and voting rights of a Ballston Spa stockholder.

Q:   When and how can I withdraw tendered shares?

A: If you change your mind, shares of Ballston Spa common stock tendered in the Offer may be withdrawn by you at any time prior to the Expiration Date and also after February 3, 2006 and prior to completion of our purchase of your shares for cash. Your withdrawal will only be effective if the Depositary receives a written, telegraphic, telex or facsimile transmission notice of withdrawal at the address on the back cover of this Offer to Purchase. The notice must contain your name, number of shares of Ballston Spa common stock to be withdrawn, the certificate number or numbers for such shares and the name of the registered holder of the shares, if different from the person who tendered the shares. All signatures on the notice of withdrawal must be guaranteed by a financial institution in accordance with the procedures set forth in this Offer to Purchase under "THE OFFER--Withdrawal Rights."


Q:   How would you go about completing your proposed acquisition?

A: In furtherance of our Offer, we have taken several steps including commencing our Offer by mailing this Offer to Purchase and the enclosed Letter of Transmittal to all Ballston Spa stockholders of record. We will file as soon as possible an application with the Board of Governors of the Federal Reserve System (which we may also refer to in this Offer to Purchase as the "Federal Reserve") to obtain the regulatory approvals necessary to complete the Offer and the TrustCo-Ballston Spa merger.


Q:   How long will it take to complete your proposed Offer?

A: We believe that the Offer could close in the first or second quarter of 2006. This schedule assumes that the conditions to our Offer (principally, the need for regulatory approvals) are satisfied in a timely manner. Due to the potential for regulatory delays, we may be required to extend the time period during which our Offer is open and delay completion of the Offer.


Q:   What are the conditions to your Offer?

A:   Our Offer is subject to several conditions, including:

     * tender of enough shares of Ballston Spa common stock so that, after completion of our Offer, we own at least 67% of the outstanding shares of Ballston Spa common stock (on a fully diluted basis);

     * the receipt of all required regulatory approvals for our Offer and the merger of TrustCo (or its subsidiary) and Ballston Spa; and

     * the absence of a material adverse change in the financial condition, business or assets of Ballston Spa that, in our reasonable judgment, makes it inadvisable to proceed with our Offer.

         The conditions to our Offer are discussed in this Offer to Purchase under "THE OFFER--Certain Conditions of the Offer" and must be satisfied or waived on or prior to the expiration of our Offer.

Q:   Will I be taxed on the cash that I receive?

A: If our $45.50 per share purchase price exceeds your tax basis, then you will realize a gain on the sale and you will be taxed on such gain in the amount that the $45.50 per share cash price exceeds your aggregate tax basis in the shares purchased. See "THE OFFER--Material Federal Income Tax Consequences" for a more detailed discussion of the federal income tax consequences of the transactions we propose.


Q:   How will TrustCo fund the Offer?

A. Currently, we and our subsidiary Trustco Bank have cash assets and securities available for sale of approximately $1.3 billion on an consolidated basis, which is more than adequate to pay for the acquisition of Ballston Spa.


Q:   Who can I call with questions about the Offer?

A: You can contact our information agent, Regan & Associates, Inc. at 1-800-737-3426.


                     WHERE YOU CAN FIND MORE INFORMATION

         TrustCo files annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like TrustCo, who file electronically with the SEC. The address of that site is http://www.sec.gov.

         We have not authorized anyone to give any information or make any representation about our Offer that is different from, or in addition to, that contained in this Offer to Purchase. Therefore, if anyone does give you information of this sort, you should not rely on it.

         The Offer is being made to all holders of shares of Ballston Spa common stock. We are not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a state statute. If we become aware of any state where the making of the Offer is so prohibited, we will make a good faith effort to comply with any such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, we cannot comply with any applicable statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of Ballston Spa common stock in such state. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

         The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                          OFFER TO PURCHASE SUMMARY

         This brief summary does not contain all of the information that should be important to you. You should carefully read this entire document and the other documents to which this document refers you to fully understand the Offer. See "WHERE YOU CAN FIND MORE INFORMATION."


Information about TrustCo and Ballston Spa

         TrustCo Bank Corp NY, 5 Sarnowski Drive, Glenville, New York 12302,
(518) 377-3311. TrustCo is a New York corporation and a savings and loan holding company registered under the Home Owners' Loan Act of 1933. TrustCo provides a full range of financial and fiduciary services through its subsidiary, Trustco Bank, which has 77 banking offices in New York, New Jersey, Vermont and Florida. As of September 30, 2005, TrustCo had, on a consolidated basis, total assets of approximately $2.8 billion, total deposits of approximately $2.5 billion and total shareholders' equity of approximately $229.7 million.

         As of December 5, 2005, TrustCo beneficially owned 4,000 shares of Ballston Spa common stock, which, based upon 742,663 shares issued and outstanding as disclosed in a list of shareholders dated November 9, 2005 provided by Ballston Spa, would comprise 0.54% of the outstanding shares of Ballston Spa common stock. None of TrustCo's directors or executive officers owns any shares of Ballston Spa common stock. Additional information regarding TrustCo's directors and executive officers is set forth under the caption "TRUSTCO'S DIRECTORS AND EXECUTIVE OFFICERS."

         Ballston Spa Bancorp, Inc., 87 Front Street, Ballston Spa, New York 12020, (518) 885-6781. Ballston Spa is a New York corporation and a bank holding company whose primary subsidiary is Ballston Spa National Bank, a national bank that operates nine banking offices in Saratoga County, New York. At September 30, 2005, Ballston Spa had, on a consolidated basis, total assets of approximately $310.7 million, total deposits of approximately $267.8 million and total shareholders' equity of approximately $18.0 million.


General Information about the Offer

         We are proposing a business combination of TrustCo and Ballston Spa. For each share of Ballston Spa common stock tendered and not withdrawn by you, we are offering $45.50 net in cash. We intend, as soon as possible after completion of the Offer, to merge Ballston Spa with TrustCo or a wholly owned subsidiary of TrustCo (the "TrustCo-Ballston Spa Merger"). Each share of Ballston Spa common stock that has not been purchased or accepted for purchase in the Offer or with respect to which a Ballston Spa shareholder has not elected appraisal rights (see THE OFFER--Certain Legal Matters--No Appraisal Rights in Connection with the Offer) would be converted into the right to receive the same amount of cash as would be paid in the Offer. We may delay completion of this Offer if the delay will allow us to complete the TrustCo-Ballston Spa Merger within a short time after completion of the Offer. We cannot, however, provide you with any assurances that there will not be any delays in completion of the TrustCo-Ballston Spa Merger or that we will be able to complete the TrustCo-Ballston Spa Merger within a short period of time after completion of the Offer.


Reasons for the Offer

         We believe that our acquisition of Ballston Spa represents an opportunity to enhance value for both Ballston Spa and TrustCo stockholders. Our Offer represents a significant premium over the market price of Ballston Spa common stock. For example, our Offer represents an 11% premium over the $41.00 per share last reported closing price of Ballston Spa common stock before TrustCo announced this Offer, and a 42% premium over the $32.00 per share closing price of Ballston Spa common stock on September 30, 2005, the last day of the third quarter of 2005. We desire to acquire Ballston Spa because we believe that the acquisition of Ballston Spa will produce substantial benefits for our shareholders. We expect that an acquisition of Ballston Spa would enable us to grow our balance sheet, leverage our capital, increase our market share and add growth branches. In addition, this transaction would increase TrustCo's presence in markets where its products and services are both competitive and attractive to customers.

Terms and Conditions of the Offer

         We Are Offering to Purchase Each Share of Ballston Spa Common Stock for $45.50 in Cash

         We are offering, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the Letter of Transmittal, to purchase for cash in the amount of $45.50 each outstanding share of Ballston Spa common stock that is validly tendered on or before the Expiration Date and not properly withdrawn. The term "Expiration Date" means 5:00 p.m., New York time, on January 9, 2006, unless we extend the period of time for which this Offer is open, in which case the term "Expiration Date" means the latest time and date on which the Offer, as so extended, expires.


         Our Offer is Subject to Certain Conditions

         Our Offer to Purchase shares of Ballston Spa common stock for cash is subject to several conditions referred to under "THE OFFER--Certain Conditions of the Offer," including the following conditions:

         * tender of enough shares of Ballston Spa common stock so that, after completion of the Offer, we own at least 67% of the shares of Ballston Spa common stock (on a fully diluted basis);

         * the receipt of all required regulatory approvals for this Offer and the TrustCo-Ballston Spa Merger; and

         * the absence of a material adverse change in the financial condition, business or assets of Ballston Spa that, in our reasonable judgment, makes it inadvisable to proceed with our Offer.

         These conditions must be satisfied or waived on or prior to the expiration of our Offer.


         Our Offer is Currently Scheduled to Expire on January 9, 2006

         Our Offer is currently scheduled to expire at 5:00 p.m., New York time, on January 9, 2006. However, we currently intend to extend our Offer from time to time as necessary until all the conditions to the Offer have been satisfied or waived. See "THE OFFER--Extension, Termination and Amendment."


         Our Offer May be Extended, Terminated or Amended

         We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which our Offer remains open, and we can do so by giving oral or written notice of such extension to the Depositary. If we decide to extend our Offer, we will make an announcement to that effect no later than 9:00 a.m., New York time, on the next business day after the previously scheduled Expiration Date. We are not making any assurance that we will exercise our right to extend our Offer, although we currently intend to do so until all conditions have been satisfied or waived. During any such extension, all shares of Ballston Spa common stock previously tendered and not withdrawn will remain subject to the Offer, subject to your right to withdraw your shares of Ballston Spa common stock.

         Subject to applicable rules and regulations, we also reserve the right, in our sole discretion:

         * to delay our acceptance for purchase or our purchase of any shares of Ballston Spa common stock pursuant to our Offer, or to terminate our Offer and not accept for purchase or purchase any shares of Ballston Spa common stock not previously accepted for purchase or purchased, upon the failure of any of the conditions of the Offer to be satisfied on or prior to the Expiration Date, or upon the failure of the condition relating to regulatory approvals to be satisfied at any time after the Expiration Date regardless of whether we previously accepted for purchase or purchased any shares of Ballston Spa common stock; and

         * to waive any condition (other than the conditions relating to any required regulatory approvals) or otherwise to amend the Offer in any respect,

by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement.

         We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. Subject to applicable law and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

         Upon the terms and subject to the conditions of our Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for purchase, and will purchase, shares of Ballston Spa common stock validly tendered and not properly withdrawn as promptly as practicable after the Expiration Date, and promptly after they are tendered during any subsequent offering period.


         Tendered Shares May be Withdrawn at any Time Prior to the Purchase of Such Shares

         Shares of Ballston Spa common stock tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and also after February 3, 2006 and prior to the time that your shares have been purchased following completion of our Offer.


         Procedure for Tendering Shares

         For you to validly tender shares of Ballston Spa common stock pursuant to our Offer:

         * a properly completed and duly executed Letter of Transmittal, along with any required signature guarantees and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase, and certificates for tendered shares of Ballston Spa common stock must be received by the Depositary at such address, or those shares must be tendered pursuant to the procedures for a book-entry tender set forth in "THE OFFER--Procedure for Tendering Shares" (and a confirmation of receipt of such tender received), in each case before the Expiration Date; or

         * you must comply with the guaranteed delivery procedures set forth in "THE OFFER--Procedure for Tendering Shares."

                           BACKGROUND OF THE OFFER


Purpose of the Offer

         The purpose of our Offer is to acquire control of, and ultimately 100% ownership of, Ballston Spa and to consolidate the operations of Ballston Spa and TrustCo to achieve operational efficiencies.

         From time to time, TrustCo is involved in due diligence investigations, discussions and negotiations concerning possible business combination transactions with other financial institutions. TrustCo generally seeks to acquire financial institutions that would: (i) complement its overall strategic focus; (ii) provide opportunities for growth in markets where the target financial institution conducts business; (iii) improve TrustCo's retail banking franchise and (iv) create more value for shareholders.

         We expect that an acquisition of Ballston Spa would enable us to grow our balance sheet, leverage our capital, increase our market share and add growth branches. In addition, this transaction would introduce TrustCo to new markets where its products and services would be both competitive and attractive to customers. As soon as practicable after consummation of the Offer, TrustCo intends to cause (i) Ballston Spa to be merged with a subsidiary of TrustCo pursuant to which each outstanding share of Ballston Spa common stock (except for treasury shares and shares held by TrustCo or any subsidiary of TrustCo other than in a fiduciary capacity) would be converted into the right to receive $45.50 in cash and (ii) the combination of Ballston Spa's subsidiary, Ballston Spa National Bank, with our principal subsidiary, Trustco Bank.


Past Contacts

         In late August 2005, Robert T. Cushing, TrustCo's Executive Vice President and Chief Financial Officer, made a number of attempts to speak with Ballston Spa's president, Christopher R. Dowd, for the purpose of discussing a potential business combination between TrustCo and Ballston Spa. When Mr. Dowd did not return the telephone calls placed to him, Mr. Cushing followed up with a letter on August 26, 2005 asking for a meeting. On or about August 28, 2005, Mr. Dowd contacted Mr. Cushing and agreed to meet with him and other representatives of TrustCo. Mr. Dowd indicated, though, that Ballston Spa was not interested in engaging in a transaction with TrustCo and that he thought that Ballston Spa's board of directors had no interest in such a transaction.

         On September 14, 2005, Mr. Cushing, Robert J. McCormick, TrustCo's President and Chief Executive Officer, and Scot R. Salvador, TrustCo's Executive Vice President and Chief Banking Officer, met with Mr. Dowd, Timothy Blow, Ballston Spa's Chief Executive Officer, and another senior officer of Ballston Spa. During the meeting, Mr. McCormick described a potential business combination between TrustCo and Ballston Spa. Mr. Dowd and Mr. Blow each indicated that Ballston Spa's board of directors was not interested in a transaction with TrustCo and that Ballston Spa was not soliciting offers for business combination transactions. The Ballston Spa representatives also indicated that they were not interested in learning the amount of the consideration that TrustCo would pay in a business combination with Ballston Spa.

         On September 21, 2005, TrustCo sent a letter to Ballston Spa's board of directors proposing a business combination of TrustCo and Ballston Spa. Pursuant to the proposal, TrustCo would acquire Ballston Spa in a merger transaction in which each share of Ballston Spa common stock would be converted into $42.50 cash. On or about October 20, 2005, TrustCo received a response from Mr. Dowd informing TrustCo that a merger with TrustCo was contrary to Ballston Spa's strategic business plan and declining to have any discussions with TrustCo.

         During this period, TrustCo asked for and obtained copies of Ballston Spa's annual report to shareholders and proxy statement for its 2005 annual meeting of shareholders.

         On November 7, 2005, TrustCo sent a letter to Ballston Spa asserting TrustCo's rights under New York law as a shareholder of Ballston Spa to inspect certain of Ballston Spa's books and records, including a list of Ballston Spa's shareholders. By letter dated November 10, 2005, Ballston Spa responded by providing to TrustCo a copy of financial information for the nine months ended September 30, 2005 and for the year ended December 31, 2004, minutes of Ballston Spa's annual meetings of shareholders for 2005 and 2004, Ballston Spa's certificate of incorporation and bylaws and a list of Ballston Spa's shareholders.

         On November 18, 2005, TrustCo sent another letter to the board of Ballston Spa. This letter again proposed a business combination of TrustCo and Ballston Spa and increased the per share merger consideration to $43.00. On December 1, 2005, TrustCo received a response from Ballston Spa in which it again rejected TrustCo's proposal.

         On December 5, 2005, TrustCo publicly announced its intention to commence this Offer to Purchase each share of Ballston Spa common stock for $45.50 cash.


Ballston Spa Capital Stock

         The following description of Ballston Spa's capital stock is based on information contained in materials provided by Ballston Spa and other publicly available information regarding Ballston Spa.

         Ballston Spa is authorized to issue 10,000,000 shares of common stock, par value $12.50 per share (referred to in this Offer to Purchase as "Ballston Spa common stock"). According to Ballston Spa's stock records, as of November 9, 2005, there were 768,000 shares of Ballston Spa common stock issued, of which 25,337 shares were "treasury shares" held by Ballston Spa. The holders of shares of Ballston Spa common stock are entitled to receive dividends from funds legally available therefor when, as and if declared by the Ballston Spa board, and are entitled upon liquidation to receive pro rata the net assets of Ballston Spa after satisfaction in full of the prior rights of creditors of Ballston Spa.

         The holders of shares of Ballston Spa common stock are generally entitled to one vote for each share of Ballston Spa common stock held on all matters as to which stockholders are entitled to vote. The holders of Ballston Spa common stock have cumulative voting rights in the election of directors and have preemptive rights with respect to the Ballston Spa common stock.

         Ballston Spa common stock is quoted on the OTC Bulletin Board under the symbol "BSPA.BB". Ballston Spa National Bank is the transfer agent and registrar for the shares of Ballston Spa common stock. The table below sets forth the high and low bid prices for Ballston Spa common stock for the periods indicated, as reported on the OTC Bulletin Board.

                                                 Ballston Spa
                                                 ------------
                                                    Common
                                                    ------
      Year         Quarter Ended               High         Low
      ----         -------------               ----         ---
      2003         March 31                   $36.50      $36.00
                   June 30                     36.50       30.05
                   September 30                30.34       29.50
                   December 31                 30.50       28.25

      2004         March 31                    32.00       28.25
                   June 30                     30.50       29.50
                   September 30                37.00       29.50
                   December 31                 39.00       36.00

      2005         March 31                    38.50       36.00
                   June 30                     37.50       33.75
                   September 30                35.50       31.25
                   December 31                 41.00       32.00

         You can obtain current stock price quotations for Ballston Spa common stock from a newspaper, on the Internet or by calling your broker.


Shares of Ballston Spa Common Stock Owned by TrustCo and Affiliates

         As of December 5, 2005, TrustCo beneficially owned 4,000 shares of Ballston Spa common stock, which, based upon 742,663 shares issued and outstanding according to Ballston Spa's November 9, 2005 list of shareholders, would comprise 0.54% of the outstanding shares of Ballston Spa common stock.

         Information regarding transactions by TrustCo in shares of Ballston Spa common stock during the past 60 days is as follows:

   Date                         Amount                     Price
   ----                         ------                     -----
 11/7/2005                       500                       $35.00
 11/8/2005                       500                       $35.06
 11/9/2005                       500                       $36.20
11/15/2005                       500                       $38.80

         To TrustCo's knowledge, none of its directors or executive officers owns any shares of Ballston Spa common stock, nor are any of them a party to any contract, understanding, relationship or arrangement with respect to Ballston Spa securities, nor have any of them undertaken any transaction within the past sixty days with respect to any Ballston Spa securities.

                                  THE OFFER

         The following description contains, among other information, a summary of the Offer and the enclosed Letter of Transmittal and is qualified in its entirety by reference to the full text of the Letter of Transmittal. You should carefully read the Letter of Transmittal.


General

         TrustCo hereby offers, upon the terms and subject to the conditions described in this Offer to Purchase and the enclosed Letter of Transmittal, to purchase for $45.50 cash (the "Offer Consideration") each outstanding share of Ballston Spa common stock validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn. A tendering Ballston Spa shareholder may, by properly completing the Letter of Transmittal, elect to receive the Offer Consideration for his or her Ballston Spa common stock.

         TrustCo reserves the right to amend the Offer, including the composition or amount of the Offer Consideration, for any reason. If TrustCo so amends the Offer, it will extend the Offer for a period of not less than ten business days if the Offer is scheduled to expire prior thereto. Any Ballston Spa shareholder who has previously tendered his or her shares under this Offer may withdraw the shares under the procedures described in this Offer to Purchase.

         The term "Expiration Date" means 5:00 p.m., New York time, on January 9, 2006, unless and until TrustCo extends the period of time for which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended by TrustCo, expires. TrustCo presently anticipates electing to extend the Offer from time to time until such time as all of the conditions to the Offer have been satisfied or waived; however, TrustCo will not be obligated to do so. See "THE OFFER--Certain Legal Matters" and "--Certain Conditions of the Offer."

         Tendering shareholders will not be obligated to pay any charges or expenses of Mellon Investor Services, LLC, the Depositary for this Offer, or any brokerage commissions.

         TrustCo's obligation to pay cash for Ballston Spa common stock pursuant to the Offer is subject to a number of conditions described below under "THE OFFER--Certain Conditions of the Offer," including a minimum tender condition, a regulatory approval condition and an absence of material adverse change condition.

         If by 5:00 p.m., New York time, on January 9, 2006, or any later time to which the Expiration Date and this Offer have been extended, all of the conditions have not been satisfied or waived, TrustCo may elect either to: (i) extend the Expiration Date and this Offer and retain all shares of Ballston Spa common stock theretofore tendered until the expiration of this Offer, as extended, subject to the right of a tendering shareholder to withdraw his or her Ballston Spa common stock; (ii) waive the remaining conditions (other than the regulatory approval condition), extend the Offer for a period of ten business days if the Offer is scheduled to expire prior thereto and thereafter purchase all tendered shares of Ballston Spa common stock; or (iii) terminate the Offer and purchase none of the Ballston Spa common stock and return all tendered shares of Ballston Spa common stock. TrustCo will not accept for purchase any shares of Ballston Spa common stock pursuant to the Offer until such time as the regulatory approval condition is satisfied. See "THE OFFER--Certain Legal Matters" and "--Certain Conditions of the Offer--Regulatory Approval Condition."

         The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Ballston Spa common stock and will be furnished to brokers, banks and similar persons whose names or the names of whose nominees appear on the shareholder list provided by Ballston Spa or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Ballston Spa common stock.

Extension, Termination and Amendment

         TrustCo expressly reserves the right, in its sole discretion, at any time on or prior to the Expiration Date, to extend the period of time during which the Offer is to remain open by giving oral or written notice of such extension to the Depositary. There can be no assurance that TrustCo will exercise its right to extend the Expiration Date and this Offer, although it is presently anticipated that the Expiration Date and this Offer will be extended in order to permit the conditions to be satisfied.

         TrustCo reserves the absolute right to waive on or prior to the Expiration Date any of the conditions of the Offer (other than the regulatory approval condition), or any defect or irregularity in the tender of any shares of Ballston Spa common stock. If TrustCo amends the Offer in any material respect, TrustCo will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law. The period during which the Offer will remain open following material changes in the terms of the Offer or information concerning the Offer will depend upon the facts and circumstances, including the relative materiality of the change in terms or information.

         TrustCo also reserves the right to delay acceptance for payment of, or payment for, any shares of Ballston Spa common stock pursuant to the Offer, regardless of whether such shares of Ballston Spa common stock were theretofore accepted for payment, and to amend or terminate the Offer and not accept for payment, or pay for, any shares of Ballston Spa common stock not theretofore accepted for payment, or paid for, upon the failure of any of the conditions of the Offer to be satisfied or waived on or before the Expiration Date. Any such extension, termination, amendment or delay will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which TrustCo may choose to make such public announcement, TrustCo may make any such public announcement by making a release to the Dow Jones News Service. If, prior to the Expiration Date, TrustCo increases the consideration offered to holders of Ballston Spa common stock, such increase will be applicable to all holders whose shares of Ballston Spa common stock are accepted for payment pursuant to the Offer and, if at the time notice of such increase is first published, sent or given to holders of Ballston Spa common stock, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or New York Stock Exchange holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.


Acceptance and Payment for Ballston Spa Common Stock

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), TrustCo will accept for payment, and will pay for, all shares of Ballston Spa common stock validly tendered before the Expiration Date and not properly withdrawn (including such shares validly tendered and not properly withdrawn during any extension of the Offer, if the Offer is extended, subject to the terms and conditions of such extension) as soon as practicable after the Expiration Date. In addition, TrustCo expressly reserves the right, in its sole discretion, to delay the acceptance for payment of or payment for shares of Ballston Spa common stock in order to comply, in whole or in part, with any other applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934 (relating to TrustCo's obligation to pay for or return tendered shares of Ballston Spa common stock promptly after the termination or withdrawal of the Offer).

         The price per share paid to any shareholder of Ballston Spa pursuant to the Offer will be the highest price per share paid to any such other shareholder pursuant to the Offer. In all cases, payment for shares of Ballston Spa common stock accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such shares (or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility")), pursuant to the procedures set forth below under "THE OFFER--Procedure for Tendering Shares"), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and
(iii) any other documents required by the Letter of Transmittal.

         The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the shares of Ballston Spa common stock, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that TrustCo may enforce such agreement against the participant.

         For purposes of the Offer, TrustCo will be deemed to have accepted for payment, and thereby purchased, shares of Ballston Spa common stock properly tendered to TrustCo and not withdrawn, if, as and when TrustCo gives oral or written notice to the Depositary of its acceptance for payment of the tenders of such shares. Payment for shares of Ballston Spa common stock accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for purposes of receiving payment from TrustCo and transmitting payment to tendering shareholders.

         Under no circumstances will TrustCo pay interest on the purchase price of the shares, regardless of any delay in making such payment.

         Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, TrustCo's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of shares of Ballston Spa common stock pursuant to the Offer.

         If any tendered shares of Ballston Spa common stock are not accepted for payment pursuant to the terms and conditions of the Offer for any reason or are not paid for because of an invalid tender, or if certificates are submitted representing more shares than are tendered, certificates representing unpurchased or untendered shares of Ballston Spa common stock will be returned, without expense to the tendering shareholder (or, in the case of shares tendered by book-entry transfer of such shares into the Depositary's account at a Book-Entry Transfer Facility as described in below, such shares will be credited to an account maintained within such Book-Entry Transfer Facility), as soon as practicable following the expiration, termination or withdrawal of the Offer.


Withdrawal Rights

         Shares of Ballston Spa common stock tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and also after February 3, 2006 and prior to the expiration of the Offer and the acceptance of Ballston Spa common stock for purchase pursuant to the Offer.

         For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the shares of Ballston Spa common stock to be withdrawn, the number of such shares to be withdrawn and, if the certificates representing such shares have been delivered or otherwise identified to the Depositary, the name of the registered holder of such shares as set forth in the certificates.

         If the certificates representing the shares of Ballston Spa common stock to be withdrawn have been delivered to the Depositary, then prior to the release of such certificates the tendering stockholder must also submit the certificate number shown on the particular certificates evidencing such shares and the signature(s) on the notice of withdrawal must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a bank, broker, dealer, credit union, savings association or other entity that is an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934 and is a participant or member of the Securities Transfer Agents Medallion Program or such other Medallion signature guarantee program as may be acceptable to TrustCo (an "Eligible Institution") unless such shares of Ballston Spa common stock have been tendered for the account of any Eligible Institution. If certificates have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of Ballston Spa common stock withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. Any shares of Ballston Spa common stock properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn shares of Ballston Spa common stock may be re-tendered by following one of the procedures described under "THE OFFER--Procedure for Tendering Shares" at any time prior to the Expiration Date.

         All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by TrustCo, in its sole discretion, whose determination shall be final and binding. None of TrustCo, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.


Procedure for Tendering Shares

         To tender shares of Ballston Spa common stock pursuant to the Offer, a shareholder of Ballston Spa must cause a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of such shares and any other required documents, to be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. The shareholder must either cause certificates for tendered shares to be received by the Depositary at one of such addresses or cause such shares to be delivered pursuant to the procedures for book-entry delivery set forth below (and a Book-Entry Confirmation to be received by the Depositary), in each case before the Expiration Date, or (in lieu of the foregoing) such shareholder must comply with the guaranteed delivery procedure set forth below.

         The Depositary will establish accounts with respect to the shares of Ballston Spa common stock at the Book-Entry Transfer Facilities for purposes of the Offer. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of the shares of Ballston Spa common stock by causing such Book-Entry Transfer Facility to transfer such shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of shares of Ballston Spa common stock may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of shares of Ballston Spa common stock, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below.

         Signatures on all Letters of Transmittal must be guaranteed by an Eligible Institution in cases where shares of Ballston Spa common stock are tendered by a registered holder (which term includes any participant in a Book-Entry Transfer Facility whose name appears on a security position listing as the owner of Ballston Spa common stock) of Ballston Spa common stock who has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal. If the certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for un-purchased shares of Ballston Spa common stock are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed as aforesaid.

         By executing a Letter of Transmittal as set forth above, the tendering shareholder irrevocably appoints designees of TrustCo, and each of them, as his or her attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the shares of Ballston Spa common stock tendered by such shareholder and accepted for payment by TrustCo and with respect to any and all other shares or other securities issued or issuable in respect of such shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered shares of Ballston Spa common stock. Such appointment will be effective when, and only to the extent that, TrustCo accepts such shares for payment. Upon such appointment, all prior proxies given by such shareholder will be revoked, and no subsequent proxies may be given by such shareholder (and if given, will not be deemed effective). TrustCo's designees will be empowered, among other things, to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the shareholders of Ballston Spa or any consent in lieu of any such meeting or otherwise.

         If a shareholder desires to tender shares of Ballston Spa common stock pursuant to the Offer and such shareholder's certificates are not immediately available or time will not permit his or her Letter of Transmittal, stock certificates and any other required documents to reach the Depositary prior to the Expiration Date, his or her tender may nevertheless be effected if all the following conditions are met: (i) such tender is made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by TrustCo is received by the Depositary as provided below on or prior to the Expiration Date; and (iii) the certificates for all tendered shares of Ballston Spa common stock, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of execution of such Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a signature guaranteed by an Eligible Institution in the form set forth in such Notice.

         In all cases, payment for shares of Ballston Spa common stock tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Certificates for the tendered shares of Ballston Spa common stock, or a Book-Entry Confirmation of such shares, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time, and will depend upon when Certificates or Book-Entry Confirmations of the tendered shares of Ballston Spa common stock are received by the Depositary.

         To avoid backup federal income tax withholding with respect to the Offer Consideration to be received by a shareholder pursuant to the Offer, the shareholder must provide the Depositary with his or her correct taxpayer identification number or certify that he or she is not subject to backup Federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Ballston Spa common stock will be determined by TrustCo in its sole discretion and whose determination will be final and binding. TrustCo reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance or purchase of which may, in the opinion of TrustCo's counsel, be unlawful. No tender of Ballston Spa common stock will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither TrustCo, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of Ballston Spa common stock or will incur any liability for failure to give any such notification.

         TrustCo's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

         The valid tender of shares of Ballston Spa common stock pursuant to one of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer. TrustCo's acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and TrustCo upon the terms and subject to the conditions of the Offer.


Material Federal Income Tax Consequences

         The following is a general discussion of the material federal income tax consequences to shareholders of Ballston Spa who tender their shares pursuant to the Offer or who receive cash pursuant to the TrustCo-Ballston Spa Merger. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative rulings and court decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. No ruling has or will be requested from the Internal Revenue Service regarding the anticipated tax consequences described herein. This discussion does not address all of the tax consequences that may be relevant to a particular shareholder in light of their individual circumstances or to certain types of shareholders subject to special rules under the federal income tax laws (including, without limitation, tax-exempt organizations, foreign corporations, financial institutions, insurance agencies or individuals who have received shares of Ballston Spa common stock as compensation or who are not citizens or residents of the United States) and does not discuss alternative minimum tax or any aspect of state, local or foreign taxation. The discussion is limited to those shareholders who hold the shares of Ballston Spa common stock as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code.

         SHAREHOLDERS SHOULD CONSULT THEIR INDIVIDUAL TAX ADVISORS CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE OFFER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

         Sale of Shares for Cash

         The sale of shares of Ballston Spa common stock by tendering shareholders or pursuant to the TrustCo-Ballston Spa Merger will be a taxable event for federal income tax purposes. A shareholder will generally recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer and the shareholder's adjusted tax basis in the shares sold pursuant to the Offer or pursuant to the TrustCo-Ballston Spa Merger. Gain or loss will be calculated separately for each block of shares of Ballston Spa common stock tendered by the shareholder and purchased pursuant to the Offer or pursuant to the TrustCo-Ballston Spa Merger.

         Gain or loss recognized by a tendering shareholder will be capital gain or loss if the shares are held as capital assets. Such capital gain or loss will be classified as a long-term capital gain or loss to the extent that the tendered shares have a holding period of more than twelve months at the time of their purchase pursuant to the Offer.


         Backup Withholding

         To prevent "backup withholding" of federal income tax on payments of cash to a shareholder of Ballston Spa who sells shares for cash in the Offer or the TrustCo-Ballston Spa Merger, a shareholder of Ballston Spa must, unless an exception applies under applicable law and regulations, provide the payor of such cash with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such number is correct and that such shareholder is not subject to backup withholding. A Substitute Form W-9 is included in the Letter of Transmittal. If the correct TIN and certifications are not provided, a $50 penalty may be imposed on a shareholder of Ballston Spa by the Internal Revenue Service, and cash received by such shareholder in payment for shares in the Offer may be subject to backup withholding at the rate of 28%. Amounts paid as backup withholding do not constitute an additional tax and would be allowable as a credit against the shareholder's federal income tax liability.


Effect of Offer on Market for Shares

         As of November 9, 2005, according to Ballston Spa's stock records there were 768,000 shares of Ballston Spa common stock issued, of which 25,337 shares were "treasury shares" held by Ballston Spa, and there were approximately 280 shareholders of record, not including the number of persons whose stock is held in nominee or "street" name through various brokerage firms or other financial institutions.

         Ballston Spa common stock is quoted on the OTC Bulletin Board. The purchase of Ballston Spa common stock pursuant to the Offer will reduce the number of shares of Ballston Spa common stock that might otherwise trade publicly and the number of holders of Ballston Spa common stock and, pending consummation of the TrustCo-Ballston Spa Merger, could adversely affect the liquidity and market value of the remaining Ballston Spa common stock held by the public.

         If the Offer is consummated, the extent of the public market for the remaining shares of Ballston Spa common stock, and the availability of price quotations, will depend upon the number of holders, the aggregate market value of the Ballston Spa common stock remaining, the interest of securities firms in maintaining a market in the Ballston Spa common stock and other factors.

Certain Legal Matters


         General

         Except as set forth below, based upon an examination of information provided by Ballston Spa and other publicly available information with respect to Ballston Spa, TrustCo is not aware of any license or regulatory permit which appears to be material to the business of Ballston Spa and which is likely to be adversely affected by TrustCo's acquisition of Ballston Spa common stock pursuant to the Offer or, except as disclosed below, of any approval or other action by any state, federal or foreign government or governmental agency that would be required prior to the acquisition of Ballston Spa common stock pursuant to the Offer. TrustCo presently intends to take such actions with respect to any approvals as will enable it to acquire the Ballston Spa common stock as expeditiously as possible.

         There can be no assurance that any license, permit, approval or other action, if needed, would be obtained and, if obtained, there can be no assurance as to the date of any such license, permit or approval or the absence of any litigation challenging any such license, permit or approval. TrustCo's obligation under the Offer to accept for purchase and purchase Ballston Spa common stock is subject to satisfaction of the regulatory approval condition (defined below) as well as other conditions which could be triggered by an adverse regulatory development. See "THE OFFER--General" and "--Certain Conditions of the Offer."


         Regulatory Matters

         The acquisition of Ballston Spa common stock pursuant to the Offer (the "Stock Acquisition") and consummation of the TrustCo-Ballston Spa Merger are subject to the prior approval of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956. In determining whether to approve the Stock Acquisition and the TrustCo-Ballston Spa Merger, the Federal Reserve will consider, among other things: (i) competitive factors; (ii) the financial and managerial resources and future prospects of TrustCo and Ballston Spa; (iii) the convenience and needs of the community served by TrustCo and Ballston Spa; and (iv) other supervisory factors described below. TrustCo's application to the Federal Reserve with respect to the Stock Acquisition and the TrustCo-Ballston Spa Merger will be filed as soon as practicable.

         The Federal Reserve is prohibited from approving any transaction under the applicable statutes that: (i) would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or (ii) may have the effect in any section of the United States of substantially lessening competition, or tending to create a monopoly, or resulting in a restraint of trade; unless in each case the agencies find that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

         In reviewing a transaction under the applicable statutes, the Federal Reserve will also consider the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the communities to be served. As part of, or in addition to, consideration of the above factors, it is anticipated that the agencies will consider the regulatory status of TrustCo and Ballston Spa and their subsidiaries and the overall capital and safety and soundness standards established by the Federal Deposit Insurance Corporation Improvement Act of 1991 and the regulations promulgated thereunder.

         Under the Community Reinvestment Act of 1977, the Federal Reserve must also take into account the record of performance of each of TrustCo and Ballston Spa and their subsidiaries in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by each company. As of the date of this Offer to Purchase, Trustco Bank and Ballston Spa National Bank have each received Community Reinvestment Act ratings of satisfactory in their most recent examinations under that law.

         The Bank Holding Company Act, as well as Federal Reserve regulations, require publication of notice of, and the opportunity for public comment on, any application submitted by TrustCo with respect to the Stock Acquisition and the TrustCo-Ballston Spa Merger and authorize the Federal Reserve to hold a public hearing in connection therewith if it determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the applications are subject to review by the Federal Reserve.

         The Stock Acquisition may not be consummated until 30 days after Federal Reserve approval, during which time the U.S. Department of Justice may challenge the Stock Acquisition and the TrustCo-Ballston Spa Merger on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve and the Department of Justice, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of Federal Reserve approval unless a court specifically orders otherwise. In reviewing the Stock Acquisition and the TrustCo-Ballston Spa Merger, the Department of Justice could analyze the effect of the transactions on competition differently than the Federal Reserve and, thus, it is possible that the Department of Justice could reach a different conclusion than the Federal Reserve. Failure of the Department of Justice to object to the Stock Acquisition and the TrustCo-Ballston Spa Merger may not prevent the filing of antitrust actions by private persons or state attorneys general. In general, the Federal Reserve and the Department of Justice will examine the impact on competition of the Stock Acquisition and the TrustCo-Ballston Spa Merger in various product and geographic markets, including competition for deposits and loans, especially loans to small and middle market businesses.

         As noted above, TrustCo intends, as soon as practicable after consummation of the Offer, to cause the combination of Ballston Spa's subsidiary, Ballston Spa National Bank, with our principal subsidiary, Trustco Bank. This combination, if accomplished under Trustco Bank's federal savings bank charter, would be subject to the prior approval by the Office of Thrift Supervision (the "OTS") under the Home Owners' Loan Act of 1933 and the federal Bank Merger Act. The OTS would review TrustCo's applications for regulatory approval for the combination under standards similar to those described above for the Stock Acquisition and the TrustCo-Ballston Spa Merger.


         Anticipated Approvals

         While TrustCo expects to receive the approval from the Federal Reserve and other relevant agencies required to consummate the Stock Acquisition and the TrustCo-Ballston Spa Merger, TrustCo cannot predict when, or give any assurance that, such approvals will be received. It is anticipated that, in any event, the approval process (including the mandatory waiting periods) could take four to six months from the date the applications are filed. Any such approvals may be issued subject to prior compliance with material conditions, which conditions might be unacceptable to TrustCo and would entitle TrustCo to terminate the Offer. In any event, the receipt of all such regulatory approvals and the expiration of all waiting periods is a non-waivable condition to the Offer.


         No Appraisal Rights in Connection with the Offer

         The Offer does not entitle Ballston Spa shareholders to appraisal rights with respect to their shares of Ballston Spa common stock. Ballston Spa stockholders who have not validly tendered their shares in the Offer and do not vote in favor of the proposed TrustCo-Ballston Spa Merger will have the right under the New York Business Corporation Law, in connection with the TrustCo-Ballston Spa Merger, to dissent and demand appraisal of their shares of Ballston Spa common stock.

Certain Conditions of the Offer

         TrustCo's obligation to accept Ballston Spa common stock pursuant to the Offer is subject to a number of conditions, which are described below. Notwithstanding any other provisions of the Offer, TrustCo will not be required to accept for payment or pay for any shares of Ballston Spa common stock, may postpone the acceptance for payment of shares tendered and may terminate or amend the Offer as provided herein if any of the following conditions are not satisfied. TrustCo reserves the absolute right to waive on or before the Expiration Date any of the conditions of the Offer other than the condition regarding regulatory approval.


         Minimum Tender Condition

         The Offer is conditioned upon there being validly tendered and not withdrawn prior to the Expiration Date a number of shares of Ballston Spa common stock which, together with the shares of Ballston Spa common stock beneficially owned by TrustCo and its affiliates for their own respective accounts, would represent at least 67% of the Ballston Spa common stock outstanding on a fully diluted basis (i.e., as though all options or other securities convertible into or exercisable for shares of Ballston Spa common stock had been so converted, exercised or exchanged) on the date shares of Ballston Spa common stock are accepted by TrustCo pursuant to the Offer (the "minimum tender condition"). According to Ballston Spa's shareholder records there were 768,000 shares of Ballston Spa common stock issued as of November 9, 2005, of which 25,337 shares were "treasury shares" held by Ballston Spa. Based on the foregoing, TrustCo believes that the minimum tender condition would have been satisfied on November 9, 2005 if, in addition to the 4,000 shares of Ballston Spa common stock currently owned beneficially by TrustCo for its own account, at least an aggregate of 493,585 shares of Ballston Spa common stock outstanding on November 9, 2005, had been validly tendered pursuant to the Offer and not withdrawn. TrustCo reserves the right (but is not obligated) to waive or amend the minimum tender condition on or before the Expiration Date and to purchase fewer than such number of shares of Ballston Spa common stock as would satisfy the minimum tender condition pursuant to the Offer.


         Regulatory Approval Condition

         The Offer to Purchase and the TrustCo-Ballston Spa Merger are subject to the receipt of all regulatory approvals sought by TrustCo in connection with the transactions contemplated by the Offer and the TrustCo-Ballston Spa Merger without the imposition of any material condition unacceptable to TrustCo, the expiration of all required waiting periods, and the compliance by TrustCo with any terms or conditions of such approvals (the "regulatory approval condition"). See "THE OFFER--Certain Legal Matters." While TrustCo expects to receive the requisite governmental approvals, TrustCo cannot predict when, or give any assurance that, such approvals will be received. TrustCo may not waive the regulatory approval condition.


         Material Adverse Change Condition

         The Offer is subject to the condition that, since December 31, 2004, there has been no material adverse change, or any prospective material adverse change, in the financial condition, business or assets of Ballston Spa. This condition will be deemed satisfied unless, after December 31, 2004 and prior to the close of business on the Expiration Date any of the following events occur:

                  (a) there is threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission, including but not limited to any such investigation, action or proceeding which was in existence on or prior to December 31, 2004:
         (i) seeking to obtain any material damages from Ballston Spa; (ii) seeking to prohibit or restrict Ballston Spa's ownership or operation of any material portion of its business or assets, or to compel Ballston Spa to dispose of or hold separate all or any material portion of Ballston Spa's business or assets; (iii) which otherwise is reasonably likely to materially adversely affect Ballston Spa or the value of the Ballston Spa common stock; (iv) which imposes material limitations on the ability of TrustCo effectively to acquire or hold or to exercise full rights of ownership of the Ballston Spa common stock, including, without limitation, the right to vote the shares of Ballston Spa common stock acquired by it on all matters properly presented to the stockholders of Ballston Spa or any material condition unacceptable to TrustCo; or (v) which is reasonably likely to enjoin, restrain or prohibit, or result in material damages in respect of, or which is related to or arises out of, the Offer or the TrustCo-Ballston Spa Merger or the consummation of the transactions contemplated hereby; or

                  (b) any change (or any condition, event or development involving a prospective change) has occurred or is threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, results of operations or prospects of Ballston Spa (including, without limitation, the disposition of assets) which, in the reasonable judgment of TrustCo, is or may be materially adverse to Ballston Spa or to the value of the Ballston Spa common stock, or TrustCo becomes aware of any fact (including, but not limited to, any such change, condition, event or development) which, in the reasonable judgment of TrustCo, has or may have materially adverse significance with respect to Ballston Spa or any of its subsidiaries or to the value of the Ballston Spa common stock; and

which, in the case of either (a) or (b) above, in the reasonable judgment of TrustCo, makes it inadvisable to proceed with the Offer.

         The foregoing conditions are for the sole benefit of TrustCo and may be asserted by TrustCo on or before the Expiration Date regardless of the circumstances giving rise to any such conditions (including any action or inaction by TrustCo) or may be waived on or before the Expiration Date by TrustCo in whole or in part. The failure by TrustCo to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed a continuing right which may be asserted at any time and from time to time on or before the Expiration Date.


Dividends and Distributions

         If, on or after the date of this Offer to Purchase, Ballston Spa should split, combine or otherwise change the shares of Ballston Spa common stock or its capitalization, or disclose that it has taken any such action, then, subject to the terms and conditions of this Offer to Purchase, TrustCo may, in its sole judgment, make such adjustments as it deems appropriate to reflect such split, combination or other change in the purchase price and the other terms of the Offer (including, without limitation, the number and type of securities offered to be purchased, the amounts payable therefor and the fees payable hereunder).

         If, on or after the date of this Offer, Ballston Spa should declare or pay any cash or stock dividend or other distribution on or issue any rights with respect to the shares of Ballston Spa common stock, payable or distributable to shareholders of record on a date before the transfer to the name of TrustCo or its nominee or transferee on Ballston Spa's stock transfer records of the shares of Ballston Spa common stock accepted for payment pursuant to the Offer, then, subject to the terms and conditions of the Offer, (i) the purchase price per share payable by TrustCo pursuant to the Offer will be reduced by the amount of any such cash dividend or cash distribution and (ii) the whole of any such non-cash dividend, distribution or right will be received and held by the tendering shareholder for the account of TrustCo and shall be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of TrustCo, accompanied by appropriate documentation of transfer. Pending such remittance, TrustCo will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by TrustCo in its sole discretion.


Fees and Expenses

         TrustCo has engaged Regan & Associates, Inc. to act as TrustCo's information agent (the "Information Agent") with respect to the Offer. TrustCo will pay the Information Agent a fee of $10,000 for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

         TrustCo will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

         Brokers, dealers, commercials banks and trust companies will be reimbursed by TrustCo for customary mailing and handling expenses incurred by them in forwarding material to their customers.


Accounting Treatment

         Upon consummation of the Offer, TrustCo will account for the acquisition of the Ballston Spa common stock as a purchase business combination.


Source of Funds

         TrustCo expects to fund the Offer Consideration, i.e. the $45.50 net in cash, from its existing cash assets and/or a dividend from TrustCo's wholly owned subsidiary, Trustco Bank. The aggregate Offer Consideration for all issued and outstanding shares of Ballston Spa common stock totals approximately $33.8 million. Currently, TrustCo and Trustco Bank have cash assets and securities held "available for sale" of approximately $1.3 billion on a consolidated basis, which is more than adequate to pay the aggregate Offer Consideration. To the extent the financing of the Offer Consideration is derived from "available for sale" securities, such securities are readily marketable, and a large and liquid market exists. TrustCo does not anticipate any difficulty in attracting purchasers for such securities. TrustCo believes that the transaction as structured will ensure prompt payment of the Offer Consideration to Ballston Spa stockholders. TrustCo currently has no plan or arrangement in place with respect to alternate sources of financing for the Offer Consideration and does not expect to obtain an advance from Trustco Bank to fund the Offer Consideration.

                  TRUSTCO'S DIRECTORS AND EXECUTIVE OFFICERS

         Following is a list of TrustCo's directors and senior executive officers and their business backgrounds:

         * Joseph A. Lucarelli (President, Traditional Builders (residential home builder and developer). Former President, Bellevue Builders Supply, Inc. Director of TrustCo and Trustco Bank since 1999.)

         * Anthony J. Marinello (M.D., Ph.D., Family Physician. Director of TrustCo and Trustco Bank since 1999.)

         *    William D. Powers (Partner, Powers & Company, LLC
              (consultants); former Chairman, New York Republican State Committee. Director of TrustCo and Trustco Bank since 1995.)

         * William J. Purdy (President, Welbourne & Purdy Realty, Inc. Director of TrustCo and Trustco Bank since 1991.)

         * Robert A. McCormick (Chairman TrustCo and Trustco Bank since 2001. President of TrustCo and Trustco Bank 1982-2002. President and Chief Executive Officer of TrustCo and Trustco Bank 1984-2002. Director of TrustCo and Trustco Bank since 1980. Mr. McCormick retired as an executive officer of TrustCo and Trustco Bank as of November 1, 2002.)

         * Robert J. McCormick (President and Chief Executive Officer of TrustCo since January 2004, Executive Officer of TrustCo since 2001 and President and Chief Executive Officer of Trustco Bank since November 2002. Director of TrustCo and Trustco Bank since June 2005. Robert J. McCormick is the son of Robert A. McCormick.)

         * Thomas O. Maggs (President, Maggs & Associates, The Business Insurance Brokers, Inc. (insurance brokerage). Director of TrustCo and Trustco Bank since July 2005.)

         * Robert T. Cushing (Executive Vice President and Chief Financial Officer of TrustCo and Trustco Bank since January 2004. President and Chief Executive Officer of TrustCo from November 2002 to December 2003. Executive Officer of TrustCo and Trustco Bank since 1994.)

         * Scot R. Salvador (Executive Vice President and Chief Banking Officer of TrustCo and Trustco Bank since January 2004. Executive Officer of TrustCo and Trustco Bank since 2004. Joined Trustco Bank in 1995.)

         * Robert M. Leonard (Secretary of TrustCo and Trustco Bank since 2003. Administrative Vice President of TrustCo and Trustco Bank since 2004. Executive Officer of TrustCo and Trustco Bank since 2003. Joined Trustco Bank in 1986.)

         None of the directors or executive officers of TrustCo have been convicted in a criminal proceeding within the last five years nor have any of the directors or executive officers of TrustCo been a party to any proceeding resulting in the imposition of any restrictions relating to federal or state securities laws.

         Further, to TrustCo's knowledge, none of the above-named directors or executive officers owns any shares of Ballston Spa common stock nor is any of the above-named individuals a party to any contract, understanding, relationship or arrangement with respect to Ballston Spa securities, nor have any of the above-named individuals undertaken any transaction within the past sixty days with respect to any Ballston Spa securities. To TrustCo's knowledge, none of the above-named individuals have entered into or proposed or received any proposed material agreements or arrangements with respect to Ballston Spa.

                                MISCELLANEOUS

         The Offer is being made to all holders of shares of Ballston Spa common stock. TrustCo is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a state statute. If TrustCo becomes aware of any state where the making of the Offer is so prohibited, TrustCo will make a good faith effort to comply with any such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, TrustCo cannot comply with any applicable statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of Ballston Spa common stock in such state. In any jurisdiction the securities, "blue sky" or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be made on behalf of TrustCo by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

         Although neither TrustCo nor the Information Agent has any knowledge that would indicate that any of the information contained herein that has been derived from information or materials provided by Ballston Spa is untrue, neither TrustCo nor the Information Agent takes responsibility for the accuracy or completeness of the information derived from that information or those materials, or for any failure by Ballston Spa to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to TrustCo or the Information Agent.

         TrustCo has not authorized anyone to give any information or make any representation about this Offer that is different from, or in addition to, that contained in this Offer to Purchase or in the Letter of Transmittal. Therefore, if anyone does give you information of this sort, you should not rely on it.

         The information contained in this Offer to Purchase speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                             TRUSTCO BANK CORP NY

December 5, 2005

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                                      24

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                                      25

         The Depositary for the Offer is:

                                     MELLON INVESTOR SERVICES, LLC



By mail:                             By hand delivery:                           By overnight delivery:

P.O. Box 3301                        120 Broadway, 13th Floor                    Newport Office Center VII
South Hackensack, NJ 07606           New York, NY 10271                          480 Washington Blvd
                                     Attn: Reorganization Dept.                  Attn: Reorganization Dept., 27th Floor
                                                                                 Jersey City, NJ 07310



Facsimile (for eligible institutions only):          201-680-4626

Confirm facsimile by telephone ONLY:                 201-680-4860

         The Information Agent for the Offer is:

                                   [LOGO]
                                 R&A REGAN &
                                 ASSOCIATES, INC.
           505 EIGHTH AVENUE - SUITE 800 * NEW YORK, NEW YORK 10018
                          TOLL FREE: (800) 737-3426